Advanced Emissions Solutions Announces Planned Corporate Restructuring

Planned Staff Reduction Part of Previously Announced Cost Containment Strategy and Connected to the Completion of Long-Term Equipment Contracts

HIGHLANDS RANCH, Colorado, August 1, 2016 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today announced that it has executed the next step of its previously announced cost containment strategy. Specifically, the Company has executed a workforce reduction plan affecting approximately 38% of the Company’s employees, many of which were servicing long-term equipment contracts that were recently completed.

Heath Sampson, President and CEO stated “As previously communicated, we continue to evaluate the changing needs of our business. The decisions made around this restructuring have been difficult, but were consistent with our plan and necessary to position the Company to succeed in a changing marketplace, meet the current and future needs of our customers and provide a platform for future growth. As a result of these actions, we expect to generate annualized expense savings of approximately $2.1 million - $2.4 million, primarily from savings in employee salaries and benefits."

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include expectations regarding the amount of expense savings resulting from the executed workforce reduction plan and source of such savings s. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, potential claims from terminated employees, unanticipated expenses related to former employee benefit payments, and disruption to business operations due to the workforce reduction. You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Source: Advanced Emissions Solutions, Inc.

Investor Contact:
Alpha IR Group
Nick Hughes or Chris Hodges
312-445-2870
ADES@alpha-ir.com